UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Insys Therapeutics, Inc.
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PROXY MATERIALS

1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2017

TO THE STOCKHOLDERS OF INSYS THERAPEUTICS, INC.:

You are cordially invited to attend the 2017 annual meeting of stockholders of Insys Therapeutics, Inc. (the “Company,” “we,” “our,” “us” or “Insys Therapeutics”) to be held at 11:00 a.m., local time on May 2, 2017, at the Company’s headquarters located at 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286 for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors nominated by our board of directors.
2.	To ratify the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
3.	To transact such other and further business, if any, as lawfully may be brought before the meeting.

The record date for the determination of the stockholders entitled to vote at the meeting or at any adjournment thereof is the close of business on April 7, 2017. A list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, at the location of the meeting on and during ordinary business hours for 10 days prior to the meeting at our principal offices located at 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

As outlined in the proxy statement, our board of directors recommends that you vote “FOR” each of the nominees nominated by our board of directors under Proposal 1 and “FOR” Proposal 2. Please refer to the proxy statement for detailed information on each of the proposals.

By Order of the Board of Directors

/s/ Steven Meyer

Chairman of the Board of Directors

INSYS THERAPEUTICS, INC.
1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held May 2, 2017

April 18, 2017

It is important that your shares be represented at the meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy in the enclosed envelope to ensure the presence of a quorum at the meeting. Even if you have voted by proxy, and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

This Proxy Statement was first mailed to stockholders of Insys Therapeutics, Inc. on or about April 18, 2017. This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 2, 2017.

This proxy statement and our 2016 annual report to stockholders are available on our website at http://www.insysrx.com under the heading “Investors.”

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why have I received these materials?

This proxy statement and the enclosed proxy card were sent to you because our Board of Directors (“Board”) is soliciting your proxy to vote at the annual meeting of stockholders to be held on May 2, 2017. You are cordially invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. We intend to mail this proxy statement and accompanying proxy card and our 2016 annual report on or about April 18, 2017 to all stockholders entitled to vote at the annual meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on April 7, 2017 (the “Record Date”) will be entitled to vote at the annual meeting. As of the Record Date, there were 72,114,771 shares of common stock outstanding and entitled to vote. On each matter, the holders of the common stock will be entitled to one vote for each share of common stock held as of the record date. There is no cumulative voting with respect to the election of directors.

What am I voting on?

There are two matters scheduled for a vote:

1.	To elect the two Class I directors nominated by our Board.
2.	To ratify the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

How do I vote?

You may either vote “FOR” or “WITHHOLD” for each of the Company’s nominees for director (Proposal 1). You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting to ratify the Company’s selection of BDO USA, LLP as its independent registered public accounting firm (Proposal 2).

Stockholder of Record: Shares Registered in Your Name. If on the Record Date you were a “record” stockholder of common stock (that is, if you held common stock in your own name in the stock records maintained by our transfer agent, Computershare Investor Services, LLC (“Computershare”)), you may vote in person at the annual meeting, or you may vote by proxy using the enclosed proxy card. You may also vote over the Internet at www.investorvote.com/INSY or vote by telephone at 1-800-652-8683. Please see the proxy card for voting instructions.

Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received an instruction card and voting instructions with these proxy materials from that organization rather than from Insys Therapeutics. In order to vote, complete and mail the instruction card received from your broker or bank to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or such other applicable agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or such other agent to request a proxy form.

What constitutes a quorum for purposes of the annual meeting?

A quorum of stockholders is necessary to hold a valid meeting. The presence at the annual meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote, shall constitute a quorum for the transaction of business at the meeting. Proxies marked as abstaining or containing broker non-votes on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How does the Board recommend that I vote my shares?

The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

1.	“FOR” the election of the two Class I directors nominated by our Board; and
2.	“FOR” the ratification of the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

With respect to any other matter that properly comes before the annual meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the annual meeting.

What if I return a proxy card but do not make specific choices?

Stockholders of Record: Shares Registered in your Name. If you are the stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of the two Class I nominees for director nominated by our Board (Proposal 1) and “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2). If any other matter is properly presented at the annual meeting, your proxies (the individuals named on your proxy card) will vote your shares using their best judgment.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are the beneficial owner, but not the stockholder of record, and return a signed and dated proxy card without marking any voting selections, your shares may not be voted by your nominee for the election of any of the two Class I nominees for director (Proposal 1), as this proposal is considered “non-routine.”  In such cases, your vote will be considered a “broker non-vote.” However, your shares may be voted by your nominee for the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2).

How many votes are needed to approve each proposal?

Proposal 1. The election of directors will be determined by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. A plurality means the highest number of “FOR” votes. Therefore, the two nominees receiving the most “FOR” votes will be elected. Votes marked “withhold” and broker non-votes will have no effect on the outcome.

Proposal 2. The ratification of the selection by our Audit Committee of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. Abstentions will have the effect of a vote against the proposal.

Can I revoke or change my vote after I return my proxy card?

Yes. For stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•	You may submit a written notice of revocation to the Company’s Corporate Secretary at Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.
•	You may submit a proxy bearing a later date.
•	You may attend the annual meeting and vote in person. Attendance at the meeting will not, by itself, revoke a proxy.

For beneficial owners, you will need to revoke or resubmit your voting instructions through your broker or nominee and in accordance with its procedures. In order to attend the annual meeting and vote in person, you will need to obtain a legal proxy from your broker or nominee, the stockholder of record.

Who will bear the expense of soliciting proxies in connection with this proxy statement?

Insys Therapeutics will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile, online posting or electronic transmission by our employees. Our employees will not receive any additional compensation for participating in proxy solicitation. We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

Is there any information that I should know about future annual meetings?

If any stockholder would like to make a proposal at our 2018 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must receive it no later than December 19, 2017 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

The Company’s Amended and Restated Bylaws provide that if any stockholder intends to nominate a director or submit a proposal at the 2018 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 2, 2018 and no later than the close of business on February 1, 2018. Any notice received prior to January 2, 2018 or after February 1, 2018 is untimely. Notices should be addressed to our Corporate Secretary at Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the requirements of the Company’s Amended and Restated Bylaws and the Securities and Exchange Commission (“SEC”) for submitting a proposal or nomination.  The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

What does it mean if I receive more than one proxy?

If you receive more than one proxy, it means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare. Computershare’s address and telephone are as follows, address: 211 Quality Circle, Suite 210, College Station, TX 77845; telephone number: (800) 962-4284.

PROPOSALS

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board consists of seven members and is structured in three classes that are elected in staggered years for a term of three years. For this annual meeting, two Class I directors will be elected. The Board has nominated Steven Meyer and Brian Tambi as the two Class I candidates for election at the annual meeting and recommends that stockholders vote “FOR” the election of these director nominees.

Each of these nominees is currently a director. If elected at the annual meeting, each of these nominees would serve until the 2020 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. In the unanticipated event that one or more of such nominees becomes unavailable as a candidate for director, the persons named in the accompanying proxy will vote for another candidate nominated by the Board. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve.

For more information, including biographical information, regarding these two nominees or the other members of our Board or information regarding our Board structure see the section entitled “Corporate Governance and Related Matters” elsewhere in this proxy statement.

Required Vote and Board Recommendation

Directors are elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. The two nominees receiving the highest number of “FOR” votes will be elected. Votes marked “withhold” and broker non-votes will have no effect on the outcome.

The Board recommends a vote “FOR” each of the
above-named director nominees in Proposal 1.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF BDO USA, LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2017

The Board is seeking stockholder ratification of the Audit Committee’s selection of BDO USA, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. As a result of the Audit Committee’s review and consideration and following careful deliberation, the Audit Committee has re-appointed BDO as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2017. BDO has served as the Company’s independent registered public accounting firm since its appointment in July 2007.

In the event of a negative vote on such ratification by the Company’s stockholders, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of BDO are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

We have paid fees to BDO for the following professional services that they have provided to us as of, and for the years ended, December 31, 2016 and 2015:

(i)	the audit of our consolidated financial statements, as included in our Annual Reports on Form 10-K filed with the SEC;
(ii)	the reviews of our condensed consolidated interim financial statements, as filed on Forms 10-Q with the SEC; and
(iii)	reviews of other statutory and regulatory filings, such as registration statements on Forms S-1 or S-8.

Aggregate fees, including out-of-pocket expenses, for the above-listed professional services rendered by BDO during 2016 and 2015 were $1,023,000 and $787,000, respectively.

Audit-Related Fees

There were no audit-related fees paid to BDO during the years ended December 31, 2016 and 2015.

Tax Fees

There were $91,000 and $175,000 of fees, including out-of-pocket expenses, for professional services rendered by BDO in connection with tax compliance, tax advice and corporate tax planning for the years ended December 31, 2016 and 2015, respectively.

All Other Fees

There were no additional fees paid to BDO during the years ended December 31, 2016 and 2015.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining independence of our registered public accounting firm. At their regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed for us by our independent registered public accounting firm. For 2016, the Audit Committee pre-approved all of the audit services that were performed by BDO.

Required Vote and Board Recommendation

Approval of the ratification of BDO requires the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. Abstentions will have the effect of a vote against the proposal.

The Board unanimously recommends that you vote “FOR”
PROPOSAL 2 regarding the ratification of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Management

The following table sets forth certain information regarding our executive officers and directors as of April 18, 2017:

Name	Age	Position(s)
Saeed Motahari(9)(7)	51	President, Chief Executive Officer and Director
Santosh Vetticaden(10)	57	Chief Medical Officer
Darryl S. Baker	48	Chief Financial Officer
Franc Del Fosse	45	General Counsel and Corporate Secretary
Steven Meyer(1)(4)(6)(11)	60	Chairman of the Board of Directors
John N. Kapoor, Ph.D.(5)(8)(12)	73	Director
Patrick P. Fourteau(1)(2)(4)(8)	69	Director
Pierre Lapalme(2)(3)(4)(7)	76	Director
Theodore H. Stanley, M.D.(2)(3)(8)	76	Director
Brian Tambi(1)(5)(6)	71	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of Compliance Committee
(5)	Member of Science and Research and Development Committee
(6)	Class I director
(7)	Class II director
(8)	Class III director
(9)	Effective April 17, 2017, Mr. Motahari became the Company’s President and Chief Executive Officer (“CEO”) and was appointed as a director on the Board.

(10) In connection with Dr. Kapoor’s retirement as CEO, effective January 9, 2017, the Board appointed Dr. Santosh Vetticaden as Interim Chief Executive Officer and Chief Medical Officer.  Effective, April 17, 2017, upon the commencement of Mr. Motahari’s employment as CEO, Dr. Vetticaden retained his previous position as Chief Medical Officer.  On April 11, 2017, Dr. Vetticaden resigned from the Company with his last day of employment on April 28, 2017.

(11) On January 9, 2017, the Board appointed Mr. Meyer as Chairman of the Board.

(12) On January 9, 2017, Dr. Kapoor retired as CEO and Chairman of the Board.  Dr. Kapoor remains a member of the Board.

Saeed Motahari has served as our President and Chief Executive Officer and member of the Board since April 17, 2017.  Prior to joining the Company, Mr. Motahari served as the Chief Commercial Officer of Purdue Pharma L.P. from May 2014 to April 2017.    From 2004 to 2014, Mr. Motahari worked at Abbott Laboratories and AbbVie, including serving as Vice President of US Specialty Brands – New Launches.   Mr. Motahari also held P&L responsibility for Specialty Franchises in the Renal, Oncology, Endocrinology, Acute Care, Virology and Neuroscience therapeutic areas. Mr. Motahari has also led various commercial organizations at Abbott Laboratories, Bristol-Myers Squibb and Hoffmann-La Roche in managed care, commercial operations, global analytics and new product development.  Mr. Motahari received a BS in Biology and holds a Master’s of Business degree from Concordia University, Montreal, Canada. We believe that Mr. Motahari has sales, operational and business experience in the pharmaceutical industry which qualifies him to serve as our CEO and as a member of our Board.

Darryl S. Baker has served as our Chief Financial Officer since October 2012. From 2001 to 2012, Mr. Baker served as Chief Financial Officer and Corporate Controller for iGo, a developer of power management solutions and accessories for mobile electronic devices. From 2000 to 2001, Mr. Baker served as the Corporate Controller for Integrated Information Systems, Inc., a provider of secure integrated information technology solutions. From 1997 to 1999, Mr. Baker served as the Corporate Controller for SkyMall, Inc., a specialty retailer. Prior to 1997, Mr. Baker was an audit manager for Ernst & Young. Mr. Baker earned his B.S. in Accountancy from the Marriott School of Management at Brigham Young University and is a Certified Public Accountant in the states of California and Arizona and is also a Chartered Global Management Accountant. We believe that Mr. Baker has extensive experience in public equity markets, accounting, and SEC compliance, which qualifies him to serve as our Chief Financial Officer.

Franc Del Fosse has served as our General Counsel since February 2014. Prior to joining the Company, Mr. Del Fosse was a partner at the law firm of Snell & Wilmer L.L.P.  He was an attorney at Snell & Wilmer from 2005-2014. From 2001-2005, Mr. Del Fosse was an associate at the law firm of Shearman & Sterling.  Mr. Del Fosse holds a J.D. degree from Columbia University School of Law and an undergraduate degree from Arizona State University.  He is a member of the State Bar of California and Arizona. We believe that Mr. Del Fosse has an extensive and multi-disciplinary legal background conducive to various legal needs of our growing and evolving company and which qualifies him to serve as our General Counsel.

Steven Meyer has served on our Board since November 2010 and has served as our Chairman of the Board since January 9, 2017. From August 2007 until November 2010, Mr. Meyer served as a director of Insys Pharma.  Mr. Meyer has served as a director of Akorn, Inc., a publicly traded specialty pharmaceutical company, since June 2009.  Since November 2005, Mr. Meyer has served as the Chief Financial Officer of JVM Realty Corporation, a private investment firm specializing in the acquisition, re-positioning and management of real estate for investors. Prior to that, Mr. Meyer was employed by Baxter International Incorporated, a global healthcare company, where he served as Corporate Treasurer and International Controller and VP of Global Operations during a 23-year career at this company. Mr. Meyer earned his MBA in finance and accounting from the Kellogg Graduate School of Management at Northwestern University and his B.A. in Economics from the University of Illinois in Champaign-Urbana. He is an Illinois Certified Public Accountant. We believe that Mr. Meyer’s management experience and his knowledge of the finance and healthcare industries give him a valuable understanding of our industry which qualifies him to serve as a member of our Board and as our Chairman of the Board.

John N. Kapoor, Ph.D. has served on our Board since our formation in 1990.  Since our formation, Dr. Kapoor also served as Chairman of the Board until he stepped down in January 2017.  Dr. Kapoor also served as our President and Chief Executive Officer from November 2015 to January 2017. Dr. Kapoor also served as a director of Insys Pharma from its inception in 2002.  Dr. Kapoor has served as the President and chairman of the board of directors of EJ Financial Enterprises since forming the company in 1990. Dr. Kapoor is also the Managing Partner of Kapoor-Pharma Investments, an investment company that he founded in 2000.  Dr. Kapoor serves as the chairman of the board of directors of Akorn, Inc., a publicly traded specialty pharmaceutical company, where he previously served as the interim Chief Executive Officer from March 2001 to May 2002 and as chief executive officer from May 2002 to December 2002.  Dr. Kapoor also served as the chairman of the board of directors of Sciele Pharma and OptionCare, a specialty pharmaceutical services company, where he served as Chief Executive Officer from August 1993 to April 1996. Dr. Kapoor received his Ph.D. in Medicinal Chemistry from the State University of New York at Buffalo and a B.S. in Pharmacy from Bombay University in India. We believe that Dr. Kapoor’s leadership experience in the biopharmaceutical industry and his success as a venture capitalist add valuable expertise and insight to our Board.

Patrick P. Fourteau has served on our Board since March 2011. Since May 2016, Mr. Fourteau has served as the Chairman of the Board of Directors of Repros Therapeutics, Inc. a publicly traded pharmaceutical company.  Mr. Fourteau served as the Chief Executive Officer and a member of the Board of Directors of New Haven Pharmaceutical from 2008 to 2017. Mr. Fourteau served as President and Chief Executive Officer of Shionogi from 2008 until 2010. Prior to the acquisition of Sciele Pharma by Shionogi, Mr. Fourteau served as President and CEO of Sciele Pharma from 2003 until 2008 and served on the board of directors of Sciele from 2004 until 2008. Mr. Fourteau served as President of Worldwide Sales of inVentiv Health, Inc. from 2000 to 2002. Mr. Fourteau served as President of various divisions of St. Jude Medical, Inc. from 1995 to 2000 and as an Executive of Eli Lilly and Company prior to 1995. Mr. Fourteau earned his MBA from Harvard University and a B.A. and M.A. in Mathematics from the University of California, Berkeley. We believe that Mr. Fourteau’s leadership experience in the pharmaceutical industry adds valuable financial, operational and other expertise and insight to our Board.

Pierre Lapalme has served on our Board since March 2011. Mr. Lapalme is Chairman of the Board of Pediapharm Inc., a publicly traded pharmaceutical company traded on the Toronto Stock Exchange, and has served on their Board of Directors since January 2014.  From January 2004 to June 2016, Mr. Lapalme served on the Board of Directors of BioMarin Pharmaceutical Inc., a publicly traded pharmaceutical company.  From August 2004 until January 2015, Mr. Lapalme served as Chairman of the Board of Directors of BioMarin Pharmaceutical Inc.  From 2009 to 2016, Mr. Lapalme served on the Board of Directors of Aeterna Zentaris, Inc., a biopharmaceutical company publicly traded on the Toronto Stock Exchange.  From 1995 until his retirement in 2003, he served as the President and Chief Executive Officer of North America Ethypharm, Inc., a drug delivery company. Throughout his career, Mr. Lapalme held numerous senior management positions in the pharmaceutical industry, including Chief Executive Officer and Chairman of the Board of Rhône-Poulenc Pharmaceuticals, Inc., in Canada, from 1979 to 1994, and Senior Vice President and General Manager of North America Ethicals, a division of Rhône-Poulenc Rorer, Inc. (now known as Sanofi) where he oversaw the development of the ethical pharmaceutical business in the United States, Canada, Mexico, and Central America. Mr. Lapalme served on the board of the National Pharmaceutical Council and was a board member of the Pharmaceutical Manufacturers Association of Canada, where he played a leading role in reinstituting certain patent protection for pharmaceuticals. Mr. Lapalme also previously served on the board of directors of two other public companies: Sciele Pharmaceuticals Inc. from 2000 to 2008 and Bioxel Pharma from 2004 to 2009. He also served on the board of two private biotech companies. Mr. Lapalme studied at the University of Western Ontario and INSEAD France. We believe that Mr. Lapalme’s experience in the pharmaceutical industry gives him a valuable understanding of our industry which qualifies him to serve as a member of our Board.

Theodore H. Stanley, M.D. has served on our Board since March 2013. Since July 2009, Dr. Stanley has served as a managing director of UpStart Ventures, a venture capital fund focusing on investments in life sciences companies, and since 1978, Dr. Stanley has been a full time professor in the Department of Anesthesiology at the University of Utah, School of Medicine. In 1985, Dr. Stanley co-founded Anesta Corp., a publicly held pharmaceutical company focusing on the development of transmucosal drug products, including its lead product, Actiq, which was co-invented by Dr. Stanley in 1983. From 1985 to December 1997, Dr. Stanley served as chairman of the board of Anesta and served as Anesta’s Medical Director until April 1994, following which he served as founding chairman from January 1998 until the sale of Anesta to Cephalon in October 2000. In 1996, Dr. Stanley co-founded ZARS Pharma, Inc., a privately held specialty pharmaceutical company that focused on the development and commercialization of topically administered drugs primarily in the area of pain management. Dr. Stanley served as chairman of the board of directors of ZARS Pharma until its acquisition in May 2011 by Nuvo Research Inc., a publicly held Canadian pharmaceutical company, of which Dr. Stanley currently serves as a director. Dr. Stanley also serves on the board of directors of seven privately held life sciences companies, four of which he serves as chairman of the board. Dr. Stanley earned his M.D. degree from Columbia University, College of Physicians and Surgeons (Medical Science), as well as an A.B. from Columbia College. We believe that Dr. Stanley’s extensive operational and leadership experience in the pharmaceutical industry, including his experience in the development and commercialization of transmucosal drug products, brings valuable expertise and insight to our Board.

Brian Tambi has served on our Board since November 2010. From August 2007 until the November 2010, Mr. Tambi served as a director of Insys Pharma. Mr. Tambi has served as a member of the Board of Directors of Akorn, Inc., a publicly traded specialty pharmaceutical company, since June 2009.  Since forming the company in January 2006, Mr. Tambi has served as the Chairman of the Board, President and Chief Executive Officer of Antrim Pharma (formerly BrianT Laboratories LLC), a pharmaceutical company currently focused on developing, manufacturing and marketing combinations of leading single agent drugs and delivery systems. From 1995 to January 2007, Mr. Tambi served as the Chairman, President and Chief Executive Officer of Morton Grove Pharmaceuticals, Inc. Prior to Morton Grove, Mr. Tambi served as President of Ivax North American Pharmaceuticals and as a member of the board of directors of Ivax Corporation (acquired by Teva), a publicly traded pharmaceutical company. Mr. Tambi also served as Chief Operating Officer of Fujisawa USA, Inc., a subsidiary of Fujisawa Pharmaceutical Company, Ltd. Mr. Tambi also held executive positions at Lyphomed, Inc. and Bristol-Myers Squibb. Mr. Tambi earned his MBA in International Finance & Economics and his B.S. in Corporate Finance from Syracuse University. We believe that Mr. Tambi’s drug development and commercialization expertise in the pharmaceutical industry, as well as his experience in the finance sector, brings important strategic insight to our Board.

Board Composition

Our business and affairs are organized under the direction of our Board, which currently consists of seven members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required.

Our Board is divided into three classes, as follows:

•	Class I, which consists of Steven Meyer and Brian Tambi, who are currently up for re-election and if reelected, whose terms will expire at our annual meeting of stockholders to be held in 2020;
•	Class II, which consists of Pierre Lapalme and Saeed Motahari, whose terms will expire at our annual meeting of stockholders to be held in 2018; and
•	Class III, which consists of Patrick P. Fourteau, John N. Kapoor and Theodore H. Stanley, whose terms will expire at our annual meeting of stockholders to be held in 2019.

At each annual meeting of stockholders, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our Board is currently seven members. The authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Controlled Company Status

As of March 15, 2017, Dr. John N. Kapoor, a member of our board of directors, is the beneficial owner of 48,294,303 shares (approximately 67.1%) of the outstanding shares of common stock of the Company. For additional information, refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement. As a result of his stock ownership, Dr. Kapoor is in a position to significantly influence the business affairs and policies of the Company, including the approval of significant transactions, the election of the members of the Board and other matters submitted to our stockholders. There can be no assurance that the interests of Dr. Kapoor will not conflict with the interest of our other stockholders. Furthermore, as a result of Dr. Kapoor’s voting power, the Company is a “controlled company” as defined in the NASDAQ Listing Rules. The Company has affirmatively elected to avail itself of the controlled company exemptions under NASDAQ Listing Rules, which provide exemptions from (i) a majority of independent directors on the Board, (ii) independent director oversight of executive officer compensation and (iii) independent director oversight of director nominations.

Director Independence

Although we are not required to have a majority of independent directors as a result of our status as a “controlled company” under the NASDAQ Listing Rules, our Board affirmatively determined, in 2016, based upon the recommendation of our Nominating and Corporate Governance Committee, that five of our current seven directors, Patrick P. Fourteau, Pierre Lapalme, Steven Meyer, Dr. Theodore H. Stanley and Brian Tambi, are independent directors, as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. As a result of his significant stock ownership and his previous work as CEO of the Company, the Board determined to designate Dr. Kapoor as a non-independent director.   The Board has not made a formal determination as to Mr. Motahari’s independence, provided that his employment as an executive of the Company will categorically bar him from independence under NASDAQ Listing Rules.

Board Leadership Structure

Our Board is currently chaired by Steven Meyer. As a general policy, our Board believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. As such, effective April 17, 2017, Saeed Motahari serves as our Chief Executive Officer while Mr. Meyer serves as our Chairman of the Board but is not an officer. We expect and intend the positions of Chairman of the Board and Chief Executive Officer to be held by two individuals in the future as well.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through its various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper conduct. Our Compensation Committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking.

Executive Sessions of Independent Directors

As deemed appropriate by our independent directors, our independent directors meet periodically in executive sessions when only independent directors are present. Persons interested in communicating with the independent directors may address correspondence to the “Independent Directors” as set forth below under the heading entitled “— Communications with the Board.”

Board Meetings

During the year ended December 31, 2016, our Board held 7 full Board meetings, 4 Audit Committee meetings, 6 Compensation Committee meetings, 4 Nominating and Corporate Governance Committee meetings and 14 Compliance Committee meetings. The Science and Research and Development Committee did not meet in 2016.  Each of these aforementioned Board or committee meetings were held either in conjunction with in-person meetings or held telephonically as formal meetings. The Board and its committees also had informal, telephonic update calls from time to time as deemed appropriate by the Board or the committee members. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the Board committees on which they serve. Directors are strongly encouraged to attend the annual meeting of stockholders unless extenuating circumstances prevent them from attending, although we do not have a formal, written policy requiring such attendance. Each of our directors attended the 2016 annual meeting of stockholders.

Communications with the Board

Stockholders and other interested parties who wish to communicate with our Board, or a particular director or group of directors, may do so by sending a letter to Corporate Secretary at Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”, and the letter should indicate whether the intended recipients are the entire Board, a specific group or committee of the Board, or an individual director. All such communications received by the Company will be promptly copied and distributed to the appropriate director or directors.  The Nominating and Corporate Governance Committee considers stockholder nominees using the same criteria set forth below under the heading entitled “—Nomination of Directors.”

Nomination of Directors

As discussed below, our Nominating and Corporate Governance Committee reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, this committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise but the Board has not established specific minimum qualifications for nominees, other than those established by Nasdaq or the SEC in connection with service on a specific committee of the Board. The Nominating and Corporate Governance Committee does not have a formal policy with respect to the consideration of director candidates in connection with the consideration of any director candidates recommended by our stockholders. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity. Stockholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual meeting of stockholders must provide this committee with notice of the recommendation and certain information regarding the candidate within the time periods set forth under the caption “Is there any information that I should know about future annual meetings?” in the section “Questions and Answers About This Proxy Material and Voting.”

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee. Each of the committee charters are available from the corporate governance section of our website at http://www.insysrx.com under the heading “Investors.”

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Patrick P. Fourteau, Steven Meyer and Brian Tambi. Our Board has determined that each of the members of our Audit Committee satisfies the NASDAQ Stock Market and SEC independence requirements. Mr. Meyer serves as the chair of our Audit Committee. The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditors, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditors;

•

reviewing our annual and quarterly consolidated financial statements and reports, including the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

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reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•	preparing the Audit Committee report that the SEC requires in our annual proxy statement;
•

reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policies and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•	reviewing on a periodic basis our investment policy;
•	retaining outside independent counsel as deemed appropriate in discharging its duties; and
•	evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Our Board has determined that Mr. Meyer qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our board has considered Mr. Meyer’s formal education and the nature and scope of experience that he has previously had with public companies. Further information regarding Mr. Meyer’s background that qualifies him as an audit committee financial expert is included under the heading “—Board of Directors and Management.” Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

Compensation Committee

Our Compensation Committee consists of Patrick P. Fourteau, Pierre Lapalme and Dr. Theodore H. Stanley. Mr. Fourteau serves as the chair of our Compensation Committee. Messrs. Fourteau, Lapalme and Stanley are each a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code and satisfy the NASDAQ Stock Market independence requirements. The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;
•	reviewing and approving the compensation and other terms of employment of our executive officers;
•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the type and amount of compensation to be paid or awarded to our non-employee board members;

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if required, establishing policies with respect to votes by our stockholders to approve on an advisory basis executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	as appropriate, selecting and receiving advice from compensation consultants, legal counsel and other advisors, only after considering the factors set forth in Section 10C of the Exchange Act;
•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•	reviewing the adequacy of its charter on a periodic basis;
•

reviewing with management and approving our disclosures in the section entitled “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such section is included in any such report or proxy statement;

•	preparing the Compensation Committee report that the SEC requires in our annual proxy statement; and
•	reviewing, discussing, and assessing on an annual basis the performance of the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Pierre Lapalme and Dr. Theodore H. Stanley. Mr. Lapalme serves as the chair of our Nominating and Corporate Governance Committee and each of Messrs. Lapalme and Stanley satisfies the NASDAQ Stock Market independence requirements. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board consistent with criteria approved by our Board;
•	determining the minimum qualifications for service on our Board;
•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;
•	evaluating, nominating and recommending individuals for membership on our Board;
•	evaluating recommendations by stockholders of candidates for election to our Board;
•	considering and assessing the independence of members of our Board;

•

as appropriate, developing corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application, and recommending to our Board any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise;
•	reviewing the adequacy of its charter on an annual basis; and
•	reviewing, discussing and assessing on an annual basis the performance of the Nominating and Corporate Governance Committee.

Compliance Committee

Our Compliance Committee consists of Patrick P. Fourteau, Steven Meyer and Pierre Lapalme. Although not required, our Board has determined that each of the members of our Compliance Committee satisfies the NASDAQ Stock Market and SEC independence requirements. Mr. Fourteau serves as the chair of our Compliance Committee. The functions of this committee include, among other things:

•

reviewing and overseeing the Company’s compliance program, including routinely evaluating its effectiveness and receiving updates about the activities of the chief compliance officer and other compliance personnel;

•	overseeing and receiving updates from in-house and outside legal counsel regarding the Company’s ongoing federal and state investigations;
•	reporting to the Board on relevant compliance or regulatory issues involving the Company as reported by management and the compliance function; and
•	retaining outside independent counsel as deemed appropriate by the committee in discharging its duties.

Science and Research and Development Committee

Our Science and Research and Development Committee consists of Dr. John N. Kapoor and Brian Tambi. Dr. Kapoor serves as the chair of our Science and Research and Development Committee. The Board has not yet adopted a charter for this committee but anticipates doing so and posting this charter on the Company’s website.  The functions of this committee include, among other things:

•	monitoring progress of the Company’s research and development (“R&D”) pipeline;
•	evaluating the quality, direction and effectiveness of the company’s R&D programs; and
•	assessing the performance of R&D leaders and the sufficiency and adequacy of R&D strategies.

Compensation Committee Interlocks and Insider Participation

Currently and at all times during 2016, none of our executive officers served on the Compensation Committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board.  None of the individuals serving as members of our Compensation Committee are now or were previously an officer or employee of the Company.

DIRECTOR COMPENSATION

From time to time the Board may, in its discretion, choose to provide cash or equity compensation to our non-employee directors.

2016 Director Compensation. Our 2016 Board compensation program policy provided that each eligible, non-employee member of our Board received the following cash compensation for board services, as applicable:

•	$50,000 per year for service as a board member;
•	$25,000 per year for service as the chairman of the Audit Committee and $15,000 for service as a member of the Audit Committee;

•	$15,000 per year for service as the chairman of the Compensation Committee and $8,000 for service as a member of the Compensation Committee; and
•	$10,000 per year for service as the chairman of the Nominating and Corporate Governance Committee and $5,000 for service as a member of the Nominating and Corporate Governance Committee.

In addition, in 2016, each director received an option to purchase 25,000 shares of our common stock.

The following table sets forth compensation paid to our non-employee directors for the year 2016. Dr. Kapoor was an employee director during 2016 and his compensation is fully reflected in the “Summary Compensation Table” below in the section “Executive Compensation.”

2016 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Patrick P. Fourteau	112,000	—	209,428	—	—	—	321,428
Pierre Lapalme	90,000	—	209,428	—	—	—	299,428
Steven Meyer	97,000	—	209,428	—	—	—	306,428
Theodore H. Stanley, M.D.	65,000	—	209,428	—	—	—	274,428
Brian Tambi	57,000	—	209,428	—	—	—	266,428

(1)	The dollar amount of all fees paid in cash for services as a director, including committee and/or chairmanship fees.
(2)

This column presents the aggregate grant date fair value of stock options granted during 2016. The grant date fair values were determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used were the same as those reflected in Note 2 and Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, each current director (other than Dr. Kapoor) had the following number of total options outstanding (both vested and unvested): Mr. Fourteau 194,770; Mr. Lapalme – 194,770; Mr. Meyer – 173,421; Dr. Stanley – 76,000; and Mr. Tambi – 223,504.

COMPENSATION DISCUSSION AND Analysis

Overview

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide material information about the Company’s compensation philosophy, objectives and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this proxy statement with respect to the compensation of our named executive officers.  For fiscal 2016, the Company’s named executive officers were:

John N. Kapoor, Ph.D.	Former President and Chief Executive Officer

Darryl S. Baker	Chief Financial Officer

Franc Del Fosse	General Counsel and Corporate Secretary

Daniel Brennan	Former Executive Vice President and Chief Operating Officer

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to retain current executive officers, to align the interest of management with our stockholders and to entice qualified individuals to join the Company in executive positions as such positions are created or vacated. The compensation program is intended to be a holistic approach where total compensation realized by the executive is considered.

While this CD&A focuses on the compensation of the named executive officers, the philosophy and objectives we discuss are generally applicable to all of the Company’s senior management who are not consider executives.

Implementation of Objectives

It is the duty of the Compensation Committee to review and determine the annual compensation paid to the President and Chief Executive Officer and to review regularly the general compensation for the Company’s other executive officers and senior management.  The Compensation Committee traditionally delegates significant responsibility to the Chief Executive Officer for establishing and reviewing the performance of the other named executive officers, appropriate levels and components of compensation, and any other items as the Compensation Committee may request.

In 2015, the Compensation Committee used as a significant benchmark our former Chief Executive Officer’s compensation when originally setting the compensation of Dr. Kapoor. While the Compensation Committee believes this was appropriate at the time of this transition, generally speaking, the committee intends to review the compensation of the Chief Executive Officer at least annually to ensure that it is fair, reasonable and aligned with the Company’s overall objectives.  The Chief Executive Officer performs this function for the remainder of the named executive officers.

Traditionally, the Company generally seeks to compensate individual executives commensurate with historic pay levels for such position, adjusted for time and tenure with the Company.  Base salary increases are strongly correlated to the Chief Executive Officer’s assessment of each named executive officer’s performance and his recommendation on the appropriateness of any increase.  Cash bonus opportunities generally stay consistent as a percentage of base salary as identified in the named executive officer’s employment agreement, although these may also be adjusted with the Chief Executive Officer’s assessment of performance.

The intention of the Company has been to compensate the named executive officers in a manner that maximizes the Company’s ability to deduct such compensation expenses for federal income tax purposes.  However, the Compensation Committee and the Chief Executive Officer have the discretion to provide compensation that is not “performance-based” under Section 162(m) of the Internal Revenue Code when they determine that such compensation is in the best interests of the Company and its stockholders.  For fiscal 2016, the Company expects to deduct most or all of the compensation expenses paid to the named executive officers.

Elements Used to Achieve Compensation Objectives

The principal components of the Company’s compensation program in fiscal 2016 were: (i) base salary, (ii) discretionary cash bonus; (iii) long-term incentives; and (iv) other benefits.

Base Salary. The Company pays its named executive officers base salaries commensurate with the scope of their job responsibilities, individual experience, performance, and the period of time over which they have performed their duties. The base salary is typically reviewed annually with adjustments made based upon an analysis of performance. There are no guarantees of base salary adjustments. For instance, in connection with a year-end review of fiscal 2015 compensation for senior management, the decision was made to not adjust any base salaries for fiscal 2016 including for named executive officers. The Compensation Committee did not utilize any benchmarking measure with respect to this decision.  The amount of base salary paid to each of the named executive officers during fiscal 2016 is shown in the Summary Compensation Table (“SCT”).

Discretionary Cash Bonus. Discretionary cash bonuses are awarded on occasion to named executive officers based upon subjective criteria determined by the Compensation Committee or the Chief Executive Officer. These criteria may include such factors as level of responsibility, contributions to results, and retention considerations. The Company has not entered into any agreements guaranteeing bonuses for any of its named executive officers and cash bonus awards are completely discretionary although each named executive Officer does have a target bonus percentage set forth in his agreement. The amount of discretionary cash bonuses paid to each of the named executive officers during fiscal 2016 is shown in the SCT. These bonuses were entirely discretionary and were not paid in connection with the achievement of any targets, goals or objectives.

Long-Term Incentives. As part of its total compensation philosophy, the Company has used equity incentive compensation in the form of stock option grants, which are discretionary. Equity incentive compensation is provided to further align individual, company, and stockholder interests. Individual stock option awards are based on the quality and depth of the past and current performance and the potential future contribution and experience of each individual executive. Compensation expense, as well as the impact of equity incentive awards on total diluted shares outstanding, is additionally taken into account when determining equity-based grants. Equity awards, in the form of options grants, have to date been subject to time-based vesting, typically over four years. The amount of equity incentive compensation paid to each of the named executive officers during fiscal 2016 is shown in the SCT.

Other Benefits. The named executive officers participate in employee benefits plans generally available to all full-time employees of the Company on a non-discriminatory basis including medical, dental and vision insurance, an employee stock purchase plan, a 401(k) plan and vacation and sick pay.

Compensation Data and Consultants

From time to time, our Compensation Committee will engage experts to inform its decisions on executive compensation decisions. For instance, in 2016, our Compensation Committee engaged Willis Towers Watson to consult on market review related to setting Dr. Kapoor’s 2016 year-end bonus opportunity and establishing a peer group.  The Compensation Committee has also relied on Willis Towers Watson for recommendations related to long-term incentive compensation recommendations in connection with the option grants provided to named executive officers and directors.

Peer Group

In connection with the aforementioned study performed by Willis Towers Watson in 2016, the Company reviewed the compensation practices of a group of 15 pharmaceutical companies. In selecting the peer group for informing certain 2016 compensation decisions, the Compensation Committee (i) developed peer group screening criteria; (ii) reviewed the 2015 peer group established and eliminated four of the previous peer companies (i.e., Auxilium, Neogen, PDL Biopharma and Sagent Pharmaceuticals) and (iii) added 9 new companies. Willis Towers Watson generally selected biopharmaceutical companies with revenues ranges that set the 25th percentile at $240 million and the 75th percentile at $492 million, and market capitalizations ranges that set the 25th percentile at $940 million and the 75th percentile at $2.1 billion. The peer group companies examined by the Compensation Committee were as follows:

Acorda Therapeutics, Inc.	Nektar Therapeutics
Akorn, Inc.	Opko Health, Inc.
Depomed, Inc.	Pacira Pharmaceuticals, Inc.
Emergent BioSolutions, Inc.	Pernix Therapeutics Holdings, Inc.
Five Prime Therapeutics, Inc.	Spectrum Pharmaceuticals, Inc.
Genomic Health Inc.	Supernus Pharmaceuticals, Inc.
Horizon Pharma	The Medicines Company
Lannett Company, Inc.

The Compensation Committee believes it is important to re-evaluate our peer group on a periodic basis due to changes in our level of net sales and market capitalization, as well as changes with respect to individual companies in the prior year’s peer group. For example, the Company is a maturing organization with revenues and market capitalization which may evolve from year to year. Our Compensation Committee and our Board of Directors generally view market capitalization along with revenue and other factors like revenue growth and research and development expenses as important factors in determining the peer group but other factors are also considered such as identifying specialty pharmaceutical companies that our Board of Directors might deem as being similarly situated in some manner such as operational, product or life cycle similarities.

Compensation Risk Assessment

The Company has assessed the risks that could arise from its compensation policies for all employees, including employees who are not named executive officers, and does not believe that such polices are reasonably likely to have a material adverse effect on the Company. In consideration of these matters and after reviewing each element of the Company’s compensation programs including base salary, cash incentives and equity compensation, we determined that (i) our named executive officers’ compensation, including incentive compensation, is not a significant percentage of revenue for the Company or any applicable subsidiary’s revenue, (ii) due in large part to the equity ownership of one of our named executive officers, our Company is a “controlled company” (as defined in the NASDAQ Listing Rules), which we believe creates a strong alignment between the interests of management, the Board and stockholders, and (iii) due to the range of potential increases in salaries year over year, as well as our overall conservative approach to compensation, our policies and programs do not encourage excessive risk-taking by our management or our Board of Directors and result in a strong alignment between the interests of management and stockholders.

Advisory Vote on the Compensation of the Company’s Named Executive Officers

As disclosed in the Company’s 2016 proxy statement, stockholders voted and approved a proposal at the 2016 annual meeting of stockholders regarding our executive compensation program and policies. Based upon our Compensation Committee’s evaluation of the results of such vote, the Compensation Committee determined that no changes to our executive compensation program and policies for fiscal 2016 compensation were appropriate. The Compensation Committee will continue to consider the outcome of future advisory votes when making future compensation decisions for the named executive officers.

Analysis of Fiscal 2016 Compensation Decisions

Base Salary Adjustments. As discussed above, base salaries for the named executive officers for fiscal 2016 did not change in connection with a year-end review of 2015.

Departure of Mr. Brennan, Executive Vice President and Chief Operating Officer. On August 10, 2016, the employment of Daniel Brennan, the former Executive Vice President and Chief Operating Officer of the Company, was terminated. In connection with Mr. Brennan’s departure and pursuant to his previous employment agreement, the Company paid him severance totaling approximately $139,623, which included a $31,931 bonus award that was paid in fiscal 2017.

Retirement of Dr. Kapoor and Appointment of New Chief Executive Officer. Effective January 9, 2017, Dr. Kapoor retired as President and CEO, as well as our Chairman of the Board.  The Company had previously announced, on September 21, 2016, that it had commenced a CEO search to replace Dr. Kapoor.  While the Company concluded its search for a permanent CEO, Dr. Santosh Vetticaden was named the Company’s Interim Chief Executive Officer. Effective April 17, 2017, Saeed Motahari became the Company’s President and Chief Executive Officer and was appointed to the Company’s Board of Directors.  On April 11, 2017, Dr. Vetticaden resigned from the Company with his last day of employment on April 28, 2017.

In connection with the commencement of his employment, the Compensation Committee of the Board has approved the following compensation for Mr. Motahari: (i) an option grant for 325,000 shares of the Company’s common stock, with such option grant vesting equaling over a 48 month period and priced at the closing price for the Company’s common stock on his first date of employment (subject to such other terms and conditions as set forth in the applicable equity plan and any relevant option agreement accompanying any such option grant); (ii) a grant of 33,000 restricted stock units vesting annually and equally over 36 months priced at the closing price for the Company’s common stock on his first date of employment (subject to such other terms and conditions as set forth in the applicable equity plan and any relevant grant agreement accompanying any such grant); (iii) a base salary at the annualized rate of $675,000, to be paid consistent with the Company’s payroll policies and protocols; (iv) eligibility of a performance-based, cash bonus of up to one hundred percent (100%) of his base salary at “target,” with eligibility to participate in any additional officer incentive program of the Company adopted by the Board and/or the Compensation Committee of the Board that provides for the payment of annual performance-based cash bonuses to the Company’s executive officers, with a guaranteed cash bonus for fiscal 2017 of a minimum of 80% ($540,000) of his annual base salary.  Any cash bonus earned by Mr. Motahari pursuant to any such program will be subject to standard payroll deductions and applicable tax withholdings and Mr. Motahari must remain employed by the Company as an employee in good standing through the end of the applicable calendar year and the payout date in order to receive the bonus.  Mr. Motahari will also receive customary benefits such as relocation assistance, health and life insurance and retirement benefits.  The Company anticipates entering into a future employment agreement with Mr. Motahari.

Bonus Payouts for Fiscal 2016. In February 2017, the Compensation Committee met to discuss the payment of 2016 year-end cash bonuses for senior management, including named executive officers. Prior to the meeting, senior management had made a collective recommendation to the Compensation Committee that each member of senior management should be considered for no more than 33% of his or her bonus potential. The Compensation Committee had set the following four corporate goals to be considered in connection with 2016 year-end bonuses: (1) ensure that SUBSYS® related revenue is stabilized at an acceptable level and then, once stabilized, determine and implement effective and compliant strategies to increase SUBSYS® revenue, (2) ensure an effective and compliant SYNDROS™ launch, (3) drive existing pipeline of products, and (4) continue to cooperate with federal and state governmental investigations into sales and marketing practices and resolve matters within the Company’s control as expeditiously as possible. The consensus among management was that such goals had not been obtained in meaningful ways and year-end bonuses were not earned.  Nonetheless, management recommended that the Compensation Committee use its discretion to pay some significantly reduced year-end bonuses.

After consideration, the Compensation Committee determined to payout each named executive officer at 30% of his bonus potential, which was an adjustment downward from management’s recommendation. The Compensation Committee agreed that notwithstanding that year-end bonuses were not earned  because the four main corporate goals were not meaningfully achieved, the Company did perform in various aspects of the business in 2016 and other drivers related to optimism around 2017 and employee morale and incentivizing made it desirable to pay. Accordingly, each named executive officer received 30% of his bonus potential.

Long-Term Incentive Grants in Fiscal 2015. In May 2016, our Compensation Committee granted Messrs. Baker and Del Fosse an option grant with respect to 40,000 shares of common stock. Such options have a vesting period of 48 months (vesting monthly in equal amounts over such 48 months).

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with our management. Based on the review and discussions, the Compensation Committee has recommended that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors of Insys Therapeutics, Inc.

Patrick Fourteau (Chairman)

Pierre Lapalme

Dr. Theodore Stanley

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2016, 2015 and 2014 by (1) our principal executive officer, (2) our principal financial officer, (3) our next highest compensated executive officer other than our principal executive officer and principal financial officer and (4) one other individual who served as an executive officer during this period but is no longer employed by our company. These individuals are collectively referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
John N. Kapoor(6)	2016	420,000	126,000	—	—	4,745	550,745
Chairman, President and Chief Executive Officer	2015	53,308	—	—	310,033	200,000	563,341
Darryl S. Baker	2016	273,000	40,950	—	358,026	8,900	680,876
Chief Financial Officer	2015	270,650	129,675	—	898,882	8,484	1,307,691
	2014	253,000	130,000	—	824,685	2,402	1,210,087
Franc Del Fosse(7)	2016	260,000	39,000	—	358,026	8,900	665,926
General Counsel & Corporate Secretary	2015	255,481	123,500	—	898,882	8,484	1,286,347
	2014	198,035	117,500	—	2,387,610	2,313	2,705,458
Daniel Brennan(8)	2016	226,154	31,931	—	—	182,316	440,400
Executive Vice President and COO	2015	47,115	250,000	249,985	4,805,182	2,040	5,354,322

(1)

Amounts shown represent base salary earned or paid during the applicable fiscal year, as described below in the section entitled “—Base Salary.” For Dr. Kapoor, this figure represents amounts paid to Dr. Kapoor as our former President and Chief Executive Officer. For 2015, Dr. Kapoor was paid $53,308 in base salary in 2015 after serving as our former President and Chief Executive Officer since November 4, 2015.

(2)

Except for Mr. Brennan in 2015, amounts shown represent discretionary cash bonuses that were approved by our Board for the applicable fiscal year, as described below in the section entitled “— Annual Bonus Opportunity.” For Mr. Brennan, in connection with commencing his employment, he received a sign-on cash bonus of $250,000 in 2015.

(3)

In connection with commencing his employment, Mr. Brennan received a stock grant with an aggregate value of $249,985 in 2015 equaling 8,671 shares of common stock, 2,889 of which were immediately tendered in connection with tax obligations in connection with this award.

(4)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2016, 2015 and 2014 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 and Note 9 to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2016. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, the acceleration of the stock options or the sale of the common stock underlying the stock options.

(5)

For Messrs. Baker and Del Fosse, amounts of $957, $534 and $950 were paid for each individual in connection with life insurance and long-term disability insurance premiums in 2014, 2015 and 2016, respectively.  For Mr. Baker, this also includes $1,445, $7,950 and $7,950 for 401(k) employer matching contributions in 2014, 2015 and 2016, respectively. For Mr. Del Fosse, this also includes $1,356, $7,950 and $7,950 for 401(k) employer matching contributions in 2014, 2015 and 2016, respectively.  Prior to becoming President and Chief Executive Officer, Dr. Kapoor was paid $200,000 in 2015 pursuant to a consulting arrangement while he was Executive Chairman. For Mr. Brennan, the 2016 amount reflects (i) $107,692 of severance, (ii) $650 of insurance premiums, (iii) $64,074 in relocation expenses reimbursement and (iv) $9,900 in automotive allowance benefits, and the 2015 amount includes $2,000 paid in connection with a car allowance and $40 of premiums paid for life insurance and long-term disability insurance.

(6)	Effective January 9, 2017, Dr. Kapoor retired as President and Chief Executive Officer and Chairman. Dr. Kapoor had been serving as our President and Chief Executive Officer since November 4, 2015.
(7)	Mr. Del Fosse became our General Counsel on February 1, 2014.
(8)	On August 10, 2016, the employment of Mr. Brennan was terminated. Mr. Brennan had been serving as our Executive Vice President and Chief Operating Officer since November 4, 2015.

Base Salary

Base salaries for our named executive officers are established based on seniority, position and functional role and level of responsibility. The base salary of each executive officer is initially established in the named executive officer’s employment agreement or offer letter with us, and may be increased from time to time in the sole discretion of the Board. We do not apply specific formulas to determine any increases. Each of our named executive officer’s 2016 annual base salaries are set forth below.

Name	Base Salary ($)
John N. Kapoor	420,000
Darryl S. Baker	273,000
Franc Del Fosse	260,000
Daniel Brennan	350,000

Annual Bonus Opportunity

Cash Bonus for 2016. Our named executive officers’ annual bonuses are discretionary and may from time to time be tied to the achievement of corporate objectives, functional area objectives and/or individual performance objectives and a thorough review of the applicable performance results of the company, business, function and/or individual during the applicable period. Our named executive officers are not entitled to any minimum or target bonuses but each of their respective employment agreements does provide a bonus opportunity based upon a percentage of base salary. Nevertheless, our Compensation Committee has sole discretion to approve or not approve any bonus amount. As of the date of this proxy statement, our Compensation Committee has not set any parameters, goal, objectives or targets related to the payment of 2017 year-end cash bonus awards. Please refer to the “Compensation Discussion and Analysis” for a more comprehensive discussion of the payment of year-end cash bonus awards. 2016 year-end cash bonus awards were paid to our named executive officers but such bonuses were completely discretionary and were not paid in connection with the achievement of any targets, goals or objectives.  The following are the 2016 year-end cash bonus awards paid to our named executive officers: (i) Dr. John N. Kapoor, $126,000; (ii) Darryl S. Baker, $40,950; (iii) Franc Del Fosse, $39,000 and (iv) Daniel Brennan, $31,931.  See the section entitled “—Base Salary” above for our named executive officer’s 2016 annual base salaries

Long-Term Equity-Based Compensation

Our long-term compensation program for our named executive officers currently consists solely of stock option grants and participation in our employee stock purchase plan. Stock option grants made to named executive officers are designed to provide them with incentives to execute their responsibilities in such a way as to generate long-term benefit to us and our stockholders. Through possession of stock options, our named executive officers participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry-based. Additionally, stock options provide a means of retaining our named executive officers, in that they are in almost all cases subject to vesting over an extended period of time.

Upon joining us, a named executive officer may be granted an initial option award that is primarily based on competitive conditions applicable to such officer’s specific position. Periodic awards to named executive officers are made based on an assessment of their sustained performance over time, their ability to impact results that drive value to our stockholders and their organization level. Option awards are not granted at regular intervals or automatically to our named executive officers. Our Chief Executive Officer and President periodically reviews the performance of our named executive officers on the bases noted above and recommends to our Board and Compensation Committee any option awards deemed appropriate.

On May 2, 2016, our Compensation Committee granted each of Messrs. Baker and Del Fosse 40,000 options to purchase our common stock. All of the foregoing option awards have a vesting period of 48 months (vesting monthly in equal amounts over such 48 months). All of these 2016 stock options were granted under our 2013 Equity Incentive Plan (the “2013 Plan”) and vest as further described in the table below entitled “Outstanding Equity Awards at Fiscal Year-End.”

2016 Grants of Plan-Based Awards

The following table provides additional information about option awards granted to our named executive officers during the year ended December 31, 2016.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
John N. Kapoor	—	—	—	—	—
Darryl S. Baker	05/02/2016	—	40,000	14.44	358,026
Franc Del Fosse	05/02/2016	—	40,000	14.44	358,026
Dan Brennan	—	—	—	—	—
(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2016 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 and Note 9 to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2016. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, the acceleration of the stock options or the sale of the common stock underlying the stock options.

2016 Option Exercises

The following table provides information on all stock option exercises by our named executive officers in fiscal 2016 and the value realized at such time, each before payment of any applicable withholding tax and brokerage commission.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John N. Kapoor	—	—
Darryl S. Baker	10,000	7,600
Franc Del Fosse	—	—
Dan Brennan	—	—

Benefits

We provide the following benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health, dental and vision insurance;
•	life insurance;
•	long-term disability; and
•	defined contribution employee retirement plan, or 401(k) plan.

Employment Agreements

Employment agreements or written offer letters are used from time to time on a case by case basis to attract and/or to retain executives. On April 18, 2013, we entered into an amended and restated employment agreement with Mr. Baker. On January 31, 2014, we entered into an employment agreement with Mr. Del Fosse. Each of these employment agreements provides that the executive officer is an “at will” employee but each agreement, under certain circumstances discussed below, does provide for severance compensation in the event of a termination without “cause” or a resignation for “good reason.” Each agreement also contains certain customary restrictive covenants such as a non-compete clause and an agreement not to participate in Company competitors.

Pursuant to the terms and conditions of these agreements, each of Messrs. Baker and Del Fosse is currently paid an annual base salary of $273,000 and $325,000, respectively. Each executive is also eligible to participate in any officer incentive program of the Company adopted by the Board and/or the Compensation Committee that provides for the payment of annual performance-based cash bonuses to the Company’s executive officers. In order to earn and receive any such cash bonus, each executive must remain employed by the Company as an employee in good standing through the end of the applicable calendar year and the payout date for the bonus. Each of the named executive officer’s employment agreement also provides for potential severance compensation as described below under the section entitled “— Termination-Based Compensation.”

Mr. Brennan’s employment with the Company was terminated on August 10, 2016.

Dr. Kapoor did not enter into an employment agreement upon his appointment as President and Chief Executive Officer on November 4, 2015. Effective January 9, 2017, Dr. Kapoor retired as President and Chief Executive Officer and Chairman.

Upon Dr. Kapoor’s retirement, effective January 9, 2017, Dr. Santosh Vetticaden was named the Company’s Interim Chief Executive Officer while the Company continued its permanent chief executive officer search. Dr. Vetticaden was an executive officer during this period but did not have an employment agreement.

Effective April 17, 2017, Saeed Motahari became the Company’s President and Chief Executive Officer and was appointed to the Company’s Board of Directors.  On April 11, 2017, Dr. Vetticaden resigned from the Company with his last day of employment on April 28, 2017.

Termination-Based Compensation

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and, to the extent required by state law, unused vacation pay.

Potential Termination-Based Payments. As discussed above under the section entitled “Employment Agreements,” we have entered into employment agreements with Messrs. Baker and Del Fosse providing for certain termination-based payments. Each of our named executive officer’s employment is at-will, and either we or the officer may terminate the agreement at any time without cause and without notice. However, if we terminate a named executive officer without “cause,” or if the named executive officer resigns for “good reason” (and the officer signs a release in our favor), the named executive officer will be entitled to receive salary continuation for a period of 12 months following his termination date, as well as an additional severance payment equal to his prorated target bonus for the year in which he is terminated, and all of the named executive officer’s unvested stock options and equity awards will immediately vest in full. For an indication of potential dollar amounts associated with these termination payments, please refer to the base salary and bonus amount reflected above for each named executive officer.

For purposes of each of the named executive officer’s employment agreements, “cause” generally means the executive’s (i) conviction of a felony of crime involving fraud or dishonesty; (ii) participation in a fraud, act of dishonesty or misconduct; (iii) conduct constituting gross unfitness to serve as determined by our Board; (iv) violation of a statutory or fiduciary duty to us; (v) breach of a material term of any material contract with the us; (vi) repeated violation of any material company policy; or (vii) repeated failure to adequately perform job duties. For purposes of each of the named executive officer’s employment agreements, “good reason” generally means, with respect to the executive, (A) a material reduction of base salary (unless in connection with a company-wide decrease); (B) our material breach of the employment agreement; (C) a material adverse change in the executive’s duties, authority or responsibilities or (D) a relocation of executive’s principal place of employment to a location outside the greater Phoenix metropolitan area.

To the extent that an event a termination without “cause” or a resignation for “good reason” of Messrs. Baker or Del Fosse had occurred on December 31, 2016, we approximate that each officer would have received the following termination payments: (i) Mr. Baker: $409,500 in cash severance (based on a combined value of base salary and cash bonus) and an acceleration of unvested options with an intrinsic value of approximately $174,051; and (ii) Mr. Del Fosse: $487,500 in cash severance (based on a combined value of base salary and cash bonus) and an acceleration of unvested options with an intrinsic value of $0. The foregoing intrinsic value of the accelerated options reflects, on an aggregate basis, the excess of the market price on the date of acceleration over the original exercise price of any unvested options.

In connection with Mr. Brennan’s departure and pursuant to his previous employment agreement, the Company paid him severance totaling approximately $139,623, which included a $31,931 bonus award that was paid in fiscal 2017 and $107,692 of severance paid to him in fiscal 2016.

Equity Compensation Plan Table

The following table sets forth certain information as of December 31, 2016, with respect to compensation plans under which shares of our common stock were issuable as of that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity Compensation plans approved by security holders:	7,300,873(2)	12.36	5,119,579(1)(2)
Equity Compensation plans not approved by security holders:	—	—	—
Total	7,300,873(2)	12.36	5,119,579(1)(2)

(1)	Includes 4,259,755 shares of common stock available under our 2013 Equity Incentive Plan and 859,824 shares of common stock available under our Employee Stock Purchase Plan.
(2)	Shares issuable as of December 31, 2016 and during 2016 pursuant to participation in our Employee Stock Purchase Plan have been treated as issued.

Outstanding Equity Awards at 2016 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2016 for each of our named executive officers.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date(1)
John Kapoor	39,998	—	—	3.63	05/14/2023
	14,000	4,000	—	13.57	8/7/2024
	9,500	8,500	—	26.75	5/5/2025
Darryl S. Baker	120,002	—	—	1.18	12/27/2022
	188,752	31,248	—	3.63	5/14/2023
	42,500	37,500	—	13.57	8/7/2024
	19,792	30,208	—	26.75	5/5/2025
	5,833	34,167	—	14.44	5/2/2026
Franc Del Fosse	106,256	43,744	—	17.66	2/7/2024
	28,750	21,250	—	13.27	5/19/2024
	19,792	30,208	—	26.75	5/5/2025
	5,833	34,167	—	14.44	5/2/2026
Daniel Brennan(2)	—	—	—	—	—

(1)

Each of these outstanding stock options vest in equal monthly installments over 48 months following the date of grant. Each option award was granted exactly ten years prior to the listed option expiration date. As appropriate, the stock amounts contained in this table reflect a two-for-one stock split of our common stock effected in June 2015. As a result of this split, stockholders received one additional share of Insys Therapeutics, Inc. common stock, par value $0.01, for each one share they held as of the record date.

(2)	All of Mr. Brennan’s options were forfeited upon the termination of his employment on August 10, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and any persons who own more than 10% of common stock, to file reports of ownership of, and transactions in, our common stock with the SEC and furnish copies of such reports to us. Based solely on our review of the copies of such forms and amendments thereto furnished to us and written representations that no other such statements were required, we believe that during fiscal year 2016 our officers, directors and any person whom we understand owns more than 10% of our common stock complied with all such requirements.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to employees, officers and directors, including our executive management team, such as our Chief Executive Officer and Chief Financial Officer. This Code of Business Conduct and Ethics is posted on our website at www.insysrx.com (the contents of such website are not incorporated into this proxy statement). We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics by posting such information on our website.

We also have compliance and ethics policies applicable to our employees designed to prevent and detect violations of our Code of Business and Ethics Conduct, as well other internal policies and the law. A major goal of the compliance and ethics program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Insys Therapeutics to raise compliance and ethics concerns with respect to our employees, directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling our Compliance Hotline (subject to local legal requirements), telephone number at 855-433-9921 from the U.S. or Puerto Rico; (2) visiting our Compliance Helpline Web–Reporting Tool: https://secure.ethicspoint.com/domain/media/en/gui/33922/index.html; or (3) mailing a note to the Insys Therapeutics compliance director at Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

REPORT OF THE AUDIT COMMITTEE

The audit committee of Insys Therapeutics, Inc. (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the Board. As part of this oversight function, the Audit Committee oversees the Company’s compliance with legal and regulatory compliance and monitors the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which includes receiving regular reports and representations by management of the Company and its independent auditors, each of whom is given full and unlimited access to the Audit Committee to discuss any matters which they believe should be brought to our attention.

In carrying out its responsibilities, the Audit Committee acts in an oversight capacity. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and discussed the audited financial statements with management. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by Audit Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and the applicable letter received by the Audit Committee from the independent auditors as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also reviewed the certifications of the executive officers of the Company attached as exhibits to the Company’s Annual Report on Form 10-K for the 2016 fiscal year as well as all reports issued by the Company’s independent auditor related to its audit of the Company’s financial statements for the 2016 fiscal year.

The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. During the period that covers this report, BDO performed no non-audit services for the Companyy, except for tax-related services in connection with tax compliance, tax advice and corporate tax planning.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

This report is submitted by the Audit Committee, consisting of:

Steven J. Meyer (Chairman)
Patrick P. Fourteau
Brian Tambi

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Either the Audit Committee or the Board approves all related party transactions. The procedure for the review, approval or ratification for a related party transaction involves discussing the transaction with management, discussing the transaction with the external auditors, reviewing financial statements and related disclosures. In addition, the Board and the Audit Committee review the details of major deals and transactions to ensure that they do not involve related-party transactions. Members of management have been informed and understand that they are to bring related party transactions to the Audit Committee or the Board for approval. These policies and procedures are evidenced in writing in the Audit Committee charter and the Company’s Code of Business Conduct and Ethics.

The following includes a summary of transactions since January 1, 2016 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described in the section entitled “ Executive Compensation.”

Dr. Theodore H. Stanley is member of our Board of Directors.  His son, Ted Stanley Jr., is a sales employee of the Company and received approximately $151,118 in compensation from the Company in 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock outstanding as of March 15, 2017 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K); and
•	all of our directors and executive officers as a group.

The percentage ownership information shown in the table is based upon 71,955,253 shares of common stock outstanding as of March 15, 2017. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, these rules require inclusion of shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 14, 2017, which is 60 days after March 15, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares
Greater than 5% Stockholders
The John N. Kapoor Trust dated September 20, 1989(2)	42,430,310	59.0%
The Kapoor Children’s 1992 Trust	4,557,950	6.3%
OrbiMed Capital LLC and affiliated entities(3)	6,071,440	8.4%

Named Executive Officers and Directors
John N. Kapoor, Ph.D.(4)	48,294,303	67.1%
Darryl S. Baker(5)	447,523	*
Daniel Brennan(6)	0	*
Franc Del Fosse(7)	197,213	*
Patrick P. Fourteau(8)	221,174	*
Pierre Lapalme(9)	171,492	*
Steven Meyer(10)	194,226	*
Theodore H. Stanley, M.D.(11)	54,722	*
Brian Tambi(12)	200,226	*
Saeed Motahari(13)	0	*
All executive officers and directors as a group (10 persons)(14)	49,879,148	67.9%

*	Represents beneficial ownership of less than 1%.
(1)

Includes all shares beneficially owned, whether directly and indirectly, individually or together with associates, jointly or as community property with a spouse, as well as any shares as to which beneficial ownership may be acquired within 60 days of March 15, 2017 by the exercise of options, warrants or other convertible securities. Unless otherwise specified in the footnotes that follow, the indicated person or entity has sole voting power and sole investment power with respect to the shares.

(2)

Dr. Kapoor, our founder, director, and principal stockholder, is the sole trustee and sole beneficiary of The John N. Kapoor Trust, dated September 20, 1989 and is the grantor of The Kapoor Children’s 1992 Trust. The address for these Kapoor related trusts is 100 North Field Drive, Ste. 15, Lake Forest, IL 60045.

(3)

Based on information set forth in a Schedule 13G/A filed with the SEC by an individual and entities affiliated with OrbiMed Capital LLC on February 13, 2017, these shares consist of 2,538,600 shares held by OrbiMed Advisors LLC and 3,532,840 shares held by OrbiMed Capital LLC. Samuel D. Isaly is the Managing Member and a control person of both of these entities and may be deemed to have beneficial ownership of the shares held by these two entities. The address for these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(4)

Includes 31,982 shares held by Dr. Kapoor in his individual capacity; 69,387 shares that Dr. Kapoor has the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options; 42,430,310 shares held by The John N. Kapoor Trust, dated September 20, 1989, of which Dr. Kapoor is the sole trustee and sole beneficiary; 4,557,950 shares held by The Kapoor Children’s Trust, the trustee of which is an employee of EJ Financial Enterprises Inc., a company for which Dr. Kapoor serves as President, and the beneficiaries of which are Dr. Kapoor’s children; 56,288 shares held by EJ Financial/NEO Management, L.P., of which Dr. Kapoor is Managing General Partner; 18,662 shares held by The John and Editha Kapoor Charitable Foundation, or the Charitable Foundation, of which Dr. Kapoor is a joint trustee; and 1,129,724 shares of common stock owned by several trusts, the trustee of which is an employee of EJ Financial Enterprises Inc., a company for which Dr. Kapoor serves as President, and the beneficiaries of which are Dr. Kapoor’s family.

(5)	Represents 18,312 shares held by Mr. Baker and 429,211 shares that Mr. Baker has the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options.
(6)	Mr. Brennan’s employment with the Company was terminated on August 10, 2016.
(7)	Represents 4,252 shares held by Mr. Del Fosse and 192,961 shares that Mr. Del Fosse has the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options.
(8)	Represents 49,682 shares held by Mr. Fourteau and 171,492 shares that Mr. Fourteau has the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options.
(9)	Represents 171,492 shares that Mr. Lapalme has the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options.
(10)	Represents 44,083 shares beneficially held by Mr. Meyer and 150,143 shares that Mr. Meyer has the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options.
(11)	Represents 2,000 shares held by Dr. Stanley and 52,722 shares that Dr. Stanley has the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options.
(12)	Represents 200,226 shares that Mr. Tambi has the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options.
(13)	Effective April 17, 2017, Mr. Motahari became the Company’s President and Chief Executive Officer and was appointed as a director on the Board.
(14)	Includes 1,534,475 shares that our current executive officers and directors as a group have the right to acquire from us within 60 days of March 15, 2017 pursuant to the exercise of stock options.

ANNUAL REPORT

A COPY OF OUR 2016 ANNUAL REPORT ACCOMPANIES THIS PROXY STATEMENT. WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD OR WHO REPRESENTS IN GOOD FAITH THAT SUCH PERSON WAS A BENEFICIAL OWNER OF COMMON STOCK AS OF THE RECORD DATE. REQUESTS SHOULD BE MADE TO INSYS THERAPEUTICS, INC., ATTENTION: INVESTOR RELATIONS, 1333 SOUTH SPECTRUM BLVD, SUITE 100, CHANDLER, AZ 85286.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Insys Therapeutics stockholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Insys Therapeutics, Inc., Attention: Investor Relations, 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286, or oral request to (480) 500-3127, and a separate copy will be promptly provided. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by stockholders at the meeting other than those described in the accompanying notice. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the annual meeting, or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

.    IMPORTANT ANNUAL MEETING INFORMATION   MMMMMMMMMMMM  MMMMMMMMMMMMMMM  C123456789   000004    000000000.000000 ext 000000000.000000 ext   MMMMMMMMM   ENDORSEMENT_LINE______________ SACKPACK_____________   MR A SAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6   Using a black ink pen, mark your votes with an X as shown in  this example. Please do not write outside the designated areas.   X    000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext   Electronic Voting Instructions  Available 24 hours a day, 7 days a week!   Instead of mailing your proxy, you may choose one of the voting  methods outlined below to vote your proxy.   VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.   Proxies submitted by the Internet or telephone must be received by  1:00 a.m., Central Time, on May 2, 2017.  Vote by Internet   • Go to www.investorvote.com/INSY  • Or scan the QR code with your smartphone  • Follow the steps outlined on the secure website  Vote by telephone   • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &  Canada on a touch tone telephone  • Follow the instructions provided by the recorded message  Annual Meeting Proxy Card 1234 5678 9012 345  •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    A  Proposals — The Board of Directors recommends a vote FOR the nominees listed.    1. To elect two Class I directors nominated by our board of directors, each for a three year term expiring at the annual meeting of stockholders to be held in 2020 or  until his successor has been duly elected and qualified or until the earlier of his death, resignation or removal.  +   For Withhold  For Withhold   01 - Steven Meyer    02 - Brian Tambi    The Board of Directors recommends you vote FOR proposal 2.   For Against Abstain   2. To ratify the selection by our Audit Committee of BDO USA, LLP  as our independent registered public accounting firm for the  fiscal year ending December 31, 2017.  Note: To transact such other and further business, if any, as lawfully  may be brought before the meeting.   B  Non-Voting Items    Change of Address — Please print your new address below. Comments — Please print your comments below.  Meeting Attendance  Mark the box to the right  if you plan to attend the  Annual Meeting.    C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below    Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give  full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.     MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE   C 1234567890 J N T   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  1UPX 3266041 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND   MMMMMMM  +    02KZ8B

.   •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proxy — Insys Therapeutics, Inc.    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS  FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS — May 2, 2017   I appoint Darryl S. Baker and Franc Del Fosse, individually and together, proxies with full power of substitution, to vote all my shares of common stock of  Insys Therapeutics, Inc. (the “Company”) which I have the power to vote at the Annual Meeting of Stockholders to be held at the Company’s headquarters  located at 1333 S. Spectrum Blvd., Suite 100, Chandler, AZ 85286 at 11:00 a.m., local time on May 2, 2017, and at any adjournments or postponements of  the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE  INDICATED, THE SHARES WILL BE VOTED AS FOLLOWS: (1) “FOR” THE ELECTION OF EACH CLASS I DIRECTOR NOMINEE NOMINATED BY  THE BOARD; AND (2) “FOR” THE RATIFICATION OF THE SELECTION BY OUR AUDIT COMMITTEE OF BDO USA, LLP AS OUR INDEPENDENT  REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017. The proxies may vote according to their discretion  on any other matter which may properly come before the meeting.   YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE  ENCLOSED ENVELOPE.   (Items to be voted appear on reverse side.)